EXHIBIT 99.1

Contacts:

Ron Farnsworth	Bradley Howes
EVP/Chief Financial Officer	SVP/Director of Investor Relations
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4226
ronfarnsworth@umpquabank.com	bradhowes@umpquabank.com

UMPQUA REPORTS FIRST QUARTER 2015 RESULTS

Operating earnings1 of $56.4 million, or $0.26 per share
Loan and lease (gross of sales) growth of $294 million, or 8% annualized
Deposit growth of $330 million, or 8% annualized
Core system conversion completed April 2015

PORTLAND, Ore. – April 15, 2015 – Umpqua Holdings Corporation (NASDAQ: UMPQ) (the “Company”) reported net earnings available to common shareholders of $47.0 million for the first quarter of 2015, as compared to $52.4 million for the fourth quarter of 2014 and $18.5 million for the first quarter of 2014. Earnings per diluted common share were $0.21 for the first quarter of 2015, as compared to $0.24 for the fourth quarter of 2014 and $0.16 for the first quarter of 2014.

Operating earnings1, which represent earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, and merger related expenses, net of tax, were $56.4 million for the first quarter of 2015, as compared to $59.4 million for the fourth quarter of 2014 and $23.9 million for the first quarter of 2014. Operating earnings per diluted common share were $0.26 for the first quarter of 2015, as compared to $0.27 for the fourth quarter of 2014 and $0.21 for the first quarter of 2014.

“The results of the first quarter of 2015 reflect Umpqua’s continued focus on disciplined growth while we progress in the completion of integrating Sterling,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “With the core system conversion now behind us, we have turned our attention to the final steps of integration and realizing the remaining expense synergies, which should accelerate over the next two quarters as major obstacles have now been eliminated. We are now able to concentrate more on our growth initiatives, reducing the company's efficiency ratio to below 60%, and continuing to innovate with new technologies and delivery systems.”

Highlights:

•	First quarter of 2015 operating earnings[1] of $56.4 million:

◦
Net interest income decreased by $11.0 million from the prior quarter, driven by a $6.4 million decrease in interest income related to the Sterling credit discount accretion and two fewer days in the quarter;

◦	Provision for loan and lease losses increased by $8.5 million from the prior quarter, driven by higher net charge-offs and stronger loan growth;

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports First Quarter 2015 Results
April 15, 2015

◦
Mortgage banking revenue increased by $11.7 million from the prior quarter, driven by an improvement in gain on sale margin and higher volume, partially offset by a $1.5 million increase in the loss related to the change in fair value of the mortgage servicing rights (MSR);

◦
Non-interest expense (excluding merger-related expense) decreased by $1.7 million from the prior quarter, driven by synergies from reduced store costs, lower services and marketing expenses, and a lower loss on other real estate owned, partially offset by higher variable mortgage banking expense primarily reflected in salaries and benefits;

•	Continued growth in loans and deposits:

◦
Loans and leases (gross of sales) grew by $294.1 million, or 8% annualized, from the prior quarter. This growth was partially offset by loan sales of $72.8 million, for net growth of $221.2 million, or 6% annualized;

◦	Deposits grew by $330.5 million, or 8% annualized, from the prior quarter;

•	Capital and liquidity position remained strong:

◦	Tangible book value per common share[1] increased to $8.88, from $8.79 in the prior quarter;

◦	Under Basel III rules, estimated total risk-based capital ratio of 14.3% and estimated Tier 1 common to risk weighted assets ratio of 10.8%;

◦	Declared a dividend of $0.15 per common share, and

◦	Interest bearing cash of $1.1 billion, as compared to $1.3 billion in the prior quarter.

Balance Sheet
Total consolidated assets were $23.0 billion as of March 31, 2015, as compared to $22.6 billion as of December 31, 2014 and $11.8 billion as of March 31, 2014. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $7.8 billion as of March 31, 2015, representing 34% of total assets and 45% of total deposits.

Gross loans and leases were $15.5 billion as of March 31, 2015, an increase of $221.2 million, or 6% annualized, from $15.3 billion as of December 31, 2014. During the first quarter of 2015, the Company had loan sales of $72.8 million, primarily comprised of portfolio residential mortgage loans. Excluding the impact of these sales, gross loan growth was $294.1 million, or 8% annualized.

Total deposits were $17.2 billion as of March 31, 2015, an increase of $330.5 million, or 8% annualized, from $16.9 billion as of December 31, 2014. This increase was primarily driven by an increase in non-interest bearing demand, savings and money market accounts, partially offset by a decrease in time deposits.

Net Interest Income
Net interest income was $217.0 million for the first quarter of 2015, down $11.0 million from the prior quarter but up $109.1 million from the same period in the prior year. The decrease from the prior quarter was primarily driven by a $6.4 million decrease in interest income arising from the accretion of the credit discount recorded on the loans acquired from Sterling, along with two fewer days in the quarter. The increase from prior year was primarily driven by the acquisition of Sterling, along with continued organic loan growth. Net interest income for the first quarter of 2015 included $15.2 million in interest income arising from the accretion of the credit discount recorded on the loans acquired from Sterling, as compared to $21.6 million in the prior quarter.

The Company’s net interest margin was 4.55% for the first quarter of 2015, down from 4.69% for the fourth quarter of 2014, but up from 4.28% for the first quarter of 2014. The decrease from the prior quarter was primarily driven by the lower level of Sterling credit discount accretion in interest income. The increase from the prior year was primarily driven by the acquisition of Sterling, and to a lesser degree, a higher yield on interest-earning assets and a lower cost of funds.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Credit Quality
Under purchase accounting rules, loans (including those considered non-performing) acquired from Sterling were recorded at their estimated fair value, and the related allowance for loan losses was eliminated. As a result, the Company wrote down the value of the loan and lease portfolio acquired from Sterling as of the acquisition date. The credit portion of the fair value mark is not reflected in the reported allowance for loan losses, or its related allowance coverage ratios, but should be considered when comparing the current quarter ratios to similar ratios in periods prior to the acquisition of Sterling.

Loans acquired with deteriorated credit quality are accounted for as purchased credit impaired pools.  Accordingly, loans included in the purchased credit impaired pools are not reported as non-performing loans based upon their individual performance status.

During the first quarter of 2015, the Company reported $15.2 million of accretion from the Sterling credit discount in interest income. As of March 31, 2015, the purchased non-credit impaired loans had approximately $107.7 million of remaining credit discount that will accrete into interest income over the life of the loans, and the purchased credit impaired loan pools had approximately $61.1 million of remaining total discount.

The allowance for loan and lease losses was $120.1 million, or 0.77% of loans and leases, as of March 31, 2015. To provide better comparability to prior periods, this pro-forma ratio would have been approximately 1.8% after grossing up the allowance for loan and lease losses and the loans and leases by the amount of the remaining credit mark remaining as of quarter-end. This compares to a ratio of approximately 2.0% as of December 31, 2014.

The provision for loan and lease losses was $13.7 million for the first quarter of 2015, an increase of $8.5 million from the prior quarter. This increase was primarily driven by an increase in net charge-offs and a higher level of loan growth, as compared to the prior quarter. Charge-offs, net of recoveries, increased to $9.8 million for the first quarter of 2015, as compared to $4.7 million in the prior quarter.

Non-performing assets decreased to $82.7 million, or 0.36% of total assets, as of March 31, 2015, as compared to $97.5 million, or 0.43% of total assets, as of December 31, 2014. Loans past due 31 to 89 days were $20.5 million, or 0.13% of loans and leases, as of March 31, 2015, as compared to $24.7 million, or 0.16% of loans and leases, as of December 31, 2014. Restructured loans on accrual status were $60.9 million as of March 31, 2015, as compared to $54.8 million as of December 31, 2014.

Non-interest Income
Total non-interest income was $63.6 million for the first quarter of 2015, up $13.3 million from the prior quarter and $40.4 million from the same period in the prior year. The increase from the prior quarter was primarily driven by higher mortgage banking revenue and other income. The increase from the prior year was primarily driven by the acquisition of Sterling.

Residential mortgage banking revenue, which includes revenue from the origination and sale of residential mortgage loans, revenue from the servicing of residential mortgage loans and changes to the fair value of the residential mortgage servicing rights (“MSR”) asset, increased by $11.7 million from the prior quarter. Revenue from the origination and sale of residential mortgages increased by $13.1 million from the prior quarter, driven by an improvement in gain on sale margin and higher mortgage originations. Loss related to the change in fair value of the MSR increased to $9.7 million for the first quarter of 2015 due to a decline in interest rates, as compared to $8.2 million for the prior quarter.

The Company’s gain on sale margin was 3.65% for the first quarter of 2015, up from 2.95% in the prior quarter. Of the current quarter’s mortgage production, 45% related to purchase activity, as compared to 63% for the prior quarter and 69% for the same period in the prior year.

As of March 31, 2015, the Company serviced $11.9 billion of residential mortgage loans for others, and its related MSR asset was valued at $116.4 million, or 0.98% of the total serviced portfolio principal balance. This compares to

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports First Quarter 2015 Results
April 15, 2015

$11.6 billion of residential mortgage loans for others as of December 31, 2014, with a related MSR asset of $117.3 million, or 1.01% of the total serviced portfolio principal balance. As of March 31, 2014, the Company serviced $4.5 billion of residential mortgage loans serviced for others, and its related MSR asset was valued at $49.2 million, or 1.09% of the total serviced portfolio principal balance.

Non-interest Expense
Non-interest expense was $193.1 million for the first quarter of 2015, which included $14.1 million of merger-related expenses. This compares to $190.9 million, including $10.2 million of merger-related expenses, for the fourth quarter of 2014 and $96.5 million, including $6.0 million of merger-related expenses, for the first quarter of 2014.

Excluding merger-related expenses, non-interest expense decreased by $1.7 million from the prior quarter. This decrease was primarily driven by synergies related to the store consolidations, lower services and marketing expenses, and a lower loss on other real estate owned property. These were partially offset by a $5.0 million increase in variable mortgage expenses, primarily reflected in salaries and benefits, related to higher production in the quarter.

The first quarter of 2015 non-interest expense run-rate does not reflect the full benefit of the anticipated Sterling merger cost synergies. The Company recently completed the core system conversion, and plans to complete the remaining integration over the next two quarters. Cost synergies remain on track to the previously announced target of $87 million (annualized), which is expected to be realized following integration.

Income taxes
The Company recorded a provision for income taxes of $26.6 million for the first quarter of 2015, representing an effective tax rate of 36.1% for the quarter, as compared to $29.6 million, with an effective tax rate of 36.0%, for the fourth quarter of 2014.

Capital
As of March 31, 2015, the Company’s tangible book value per common share1 was $8.88 and its ratio of tangible common equity to tangible assets1 was 9.28%, as compared to $8.79 and 9.31%, respectively, in the prior quarter.

The Company made no open market nor privately negotiated purchases of common stock under the Company’s previously announced share repurchase plan during the first quarter of 2015. The Company may repurchase up to 12.0 million of additional shares under this plan.

Based on Basel III rules, as of March 31, 2015, the Company’s estimated total risk-based capital ratio was 14.3% and its estimated Tier 1 common to risk weighted assets ratio was 10.8%. As of December 31, 2014, which is based on Basel I rules, the Company's total risk-based capital ratio was 15.2% and its Tier 1 common to risk weighted assets ratio was 11.5%. The Company remains well above current “well-capitalized” regulatory minimums. The regulatory capital ratios as of March 31, 2015 are estimates, pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this document are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

The Company recognizes gains or losses on its junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, the Company incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, it may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of the Company’s on-going

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports First Quarter 2015 Results
April 15, 2015

earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. The Company defines operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter Ended					% Change
(Dollars in thousands, except per share data)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Seq. Quarter	Year over Year
Net earnings available to common shareholders	$47,045	$52,436	$58,741	$17,459	$18,538	(10)%	154%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	933	953	955	821	325	(2)%	187%
Merger related expenses, net of tax (1)	8,449	6,038	5,274	35,926	5,073	40%	67%
Operating earnings	$56,427	$59,427	$64,970	$54,206	$23,936	(5)%	136%

Earnings per diluted share:
Earnings available to common shareholders	$0.21	$0.24	$0.27	$0.09	$0.16	(13)%	31%
Operating earnings	$0.26	$0.27	$0.30	$0.27	$0.21	(4)%	24%

(1) Income tax effect of pro forma operating earnings adjustments at 40% for tax-deductible items.
nm = not meaningful.

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability to absorb potential losses. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

Umpqua Reports First Quarter 2015 Results
April 15, 2015

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014
Total shareholders' equity	$3,800,970	$3,777,332	$3,748,807	$3,725,465	$1,730,560
Subtract:
Goodwill and other intangible assets, net	1,842,567	1,842,958	1,845,242	1,842,670	775,488
Tangible common shareholders' equity	$1,958,403	$1,934,374	$1,903,565	$1,882,795	$955,072
Total assets	$22,953,158	$22,609,609	$22,484,358	$22,038,634	$11,834,810
Subtract:
Goodwill and other intangible assets, net	1,842,567	1,842,958	1,845,242	1,842,670	775,488
Tangible assets	$21,110,591	$20,766,651	$20,639,116	$20,195,964	$11,059,322
Common shares outstanding at period end	220,453,729	220,161,120	217,261,722	217,190,721	112,319,525
Tangible common equity ratio	9.28%	9.31%	9.22%	9.32%	8.64%
Tangible book value per common share	$8.88	$8.79	$8.76	$8.67	$8.50

Umpqua Reports First Quarter 2015 Results
April 15, 2015

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and nonprofits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Earnings Conference Call Information
The Company will host its first quarter 2015 earnings conference call on Thursday, April 16, 2015, at 10:00 a.m. PST (1:00 p.m. EST). During the call, the Company will provide an update on recent activities and discuss its first quarter 2015 financial results. There will be a live question-and-answer session following the presentation. To join the call, please dial (888) 503-8171 ten minutes prior to the start time and enter conference ID: 5683622. A re-broadcast will be available approximately two hours after the call by dialing (888) 203-1112 and entering conference ID 5683622. The earnings conference call will also be available as an audiocast, which can be accessed on the Company’s investor relations page at www.umpquaholdingscorp.com. A slide presentation to accompany the call will also be posted on the website before the call.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about the integration of the merger with Sterling Financial Corporation; timing and amount of merger-related synergies; and credit discount accretion related to the merger. Specific risks that could cause results to differ from forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the discounted cash flow model used to determine the fair value of subordinated debentures; prolonged low interest rate environment; unanticipated weakness in loan demand or loan pricing; deterioration in the economy; material reductions in revenue or material increases in expenses; lack of strategic growth opportunities or our failure to execute on those opportunities; our inability to effectively manage problem credits; certain loan assets becoming ineligible for loss sharing; unanticipated increases in the cost of deposits; the consequences of a phase-out of junior subordinated debentures from Tier 1 capital; Umpqua’s ability to achieve the synergies and earnings accretion contemplated by the Sterling merger; Umpqua’s ability to promptly and effectively integrate the businesses of Sterling and Umpqua; the diversion of management time on issues related to merger integration; changes in laws or regulations; and changes in general economic conditions.

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In thousands, except per share data)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Seq. Quarter	Year over Year
Interest income:
Loans and leases	$215,721	$226,853	$223,972	$208,992	$103,986	(5)%	107%
Interest and dividends on investments:
Taxable	11,551	11,629	12,136	12,728	9,291	(1)%	24%
Exempt from federal income tax	2,720	2,746	2,790	2,697	2,112	(1)%	29%
Dividends	101	66	81	128	50	53%	102%
Temporary investments & interest bearing deposits	825	857	544	422	441	(4)%	87%
Total interest income	230,918	242,151	239,523	224,967	115,880	(5)%	99%
Interest expense:
Deposits	7,103	7,119	6,773	6,075	3,848	0%	85%
Repurchase agreements and fed funds purchased	48	48	54	203	41	0%	17%
Term debt	3,464	3,570	3,586	3,364	2,273	(3)%	52%
Junior subordinated debentures	3,337	3,399	3,394	3,066	1,880	(2)%	78%
Total interest expense	13,952	14,136	13,807	12,708	8,042	(1)%	73%
Net interest income	216,966	228,015	225,716	212,259	107,838	(5)%	101%
Provision for loan and lease losses	13,695	5,241	14,333	14,696	5,971	161%	129%
Non-interest income:
Service charges	14,296	15,472	16,090	15,371	7,767	(8)%	84%
Brokerage fees	4,769	4,960	4,882	4,566	3,725	(4)%	28%
Residential mortgage banking revenue, net	28,227	16,489	25,996	24,341	10,439	71%	170%
Net gain on investment securities	116	1,026	902	976	—	(89)%	nm
Loss on junior subordinated debentures carried at fair value	(1,555)	(1,589)	(1,590)	(1,369)	(542)	(2)%	187%
Change in FDIC indemnification asset	(1,286)	(1,982)	(2,728)	(5,601)	(4,840)	(35)%	(73)%
BOLI income	2,781	1,971	2,161	1,967	736	41%	278%
Other income	16,247	13,958	16,452	5,215	5,953	16%	173%
Total non-interest income	63,595	50,305	62,165	45,466	23,238	26%	174%
Non-interest expense:
Salaries and employee benefits	107,923	104,039	102,564	95,560	53,218	4%	103%
Net occupancy and equipment	32,150	32,987	33,029	28,746	16,501	(3)%	95%
Intangible amortization	2,806	3,102	3,103	2,808	1,194	(10)%	135%
FDIC assessments	3,214	3,522	3,038	2,575	1,863	(9)%	73%
Net loss (gain) on other real estate owned	1,814	3,609	313	258	(64)	(50)%	nm
Merger related expenses	14,082	10,171	8,632	57,531	5,983	38%	135%
Other expense	31,109	33,426	31,879	26,653	17,823	(7)%	75%
Total non-interest expense	193,098	190,856	182,558	214,131	96,518	1%	100%
Income before provision for income taxes	73,768	82,223	90,990	28,898	28,587	(10)%	158%
Provision for income taxes	26,639	29,641	32,107	11,356	9,936	(10)%	168%
Net income	47,129	52,582	58,883	17,542	18,651	(10)%	153%
Dividends and undistributed earnings allocated to participating securities	84	146	142	83	113	(42)%	(26)%
Net earnings available to common shareholders	$47,045	$52,436	$58,741	$17,459	$18,538	(10)%	154%

Weighted average basic shares outstanding	220,349	218,963	217,245	196,312	112,170	1%	96%
Weighted average diluted shares outstanding	221,051	219,974	218,941	197,638	112,367	0%	97%
Earnings per common share – basic	$0.21	$0.24	$0.27	$0.09	$0.17	(13)%	24%
Earnings per common share – diluted	$0.21	$0.24	$0.27	$0.09	$0.16	(13)%	31%
nm = not meaningful

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)

						% Change
(In thousands, except per share data)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Seq. Quarter	Year over Year
Assets:
Cash and due from banks	$292,558	$282,455	$266,624	$347,152	$196,963	4%	49%
Interest bearing deposits	1,087,913	1,322,214	1,176,599	492,739	887,620	(18)%	23%
Temporary investments	403	502	487	529	525	(20)%	(23)%
Investment securities:
Trading, at fair value	10,452	9,999	9,727	9,420	4,498	5%	132%
Available for sale, at fair value	2,535,121	2,298,555	2,400,061	2,588,969	1,701,730	10%	49%
Held to maturity, at amortized cost	4,953	5,211	5,356	5,519	5,465	(5)%	(9)%
Loans held for sale	406,487	286,802	265,800	328,968	73,106	42%	456%
Loans and leases	15,548,957	15,327,732	15,259,201	15,136,455	7,763,691	1%	100%
Allowance for loan and lease losses	(120,104)	(116,167)	(115,635)	(106,495)	(97,029)	3%	24%
Loans and leases, net	15,428,853	15,211,565	15,143,566	15,029,960	7,666,662	1%	101%
Restricted equity securities	117,218	119,334	120,759	122,194	29,948	(2)%	291%
Premises and equipment, net	322,925	317,834	314,364	310,407	180,199	2%	79%
Goodwill	1,788,640	1,786,225	1,785,407	1,779,732	764,304	0%	134%
Other intangible assets, net	53,927	56,733	59,835	62,938	11,184	(5)%	382%
Residential mortgage servicing rights, at fair value	116,365	117,259	118,725	114,192	49,220	(1)%	136%
Other real estate owned	32,064	37,942	34,456	27,982	23,780	(15)%	35%
FDIC indemnification asset	1,861	4,417	7,811	11,293	18,362	(58)%	(90)%
Bank owned life insurance	294,697	294,296	293,511	292,714	97,589	0%	202%
Deferred tax assets, net	198,778	230,258	251,670	260,686	12,287	(14)%	nm
Other assets	259,943	228,008	229,600	253,240	111,368	14%	133%
Total assets	$22,953,158	$22,609,609	$22,484,358	$22,038,634	$11,834,810	2%	94%
Liabilities:
Deposits	$17,222,566	$16,892,099	$16,727,610	$16,323,000	$9,273,583	2%	86%
Securities sold under agreements to repurchase	321,202	313,321	339,367	315,025	262,483	3%	22%
Term debt	965,675	1,006,395	1,057,140	1,057,915	250,964	(4)%	285%
Junior subordinated debentures, at fair value	250,652	249,294	247,528	246,077	87,800	1%	185%
Junior subordinated debentures, at amortized cost	101,496	101,576	101,657	101,737	101,818	0%	0%
Other liabilities	290,597	269,592	262,249	269,415	127,602	8%	128%
Total liabilities	19,152,188	18,832,277	18,735,551	18,313,169	10,104,250	2%	90%
Shareholders' equity:
Common stock	3,521,201	3,519,316	3,515,621	3,512,507	1,514,969	0%	132%
Retained earnings	260,128	245,948	226,601	200,514	215,770	6%	21%
Accumulated other comprehensive income (loss)	19,641	12,068	6,585	12,444	(179)	63%	nm
Total shareholders' equity	3,800,970	3,777,332	3,748,807	3,725,465	1,730,560	1%	120%
Total liabilities and shareholders' equity	$22,953,158	$22,609,609	$22,484,358	$22,038,634	$11,834,810	2%	94%

Common shares outstanding at period end	220,453,729	220,161,120	217,261,722	217,190,721	112,319,525	0%	96%
Book value per common share	$17.24	$17.16	$17.25	$17.15	$15.41	0%	12%
Tangible book value per common share	$8.88	$8.79	$8.76	$8.67	$8.50	1%	4%
Tangible equity - common	$1,958,403	$1,934,374	$1,903,565	$1,882,795	$955,072	1%	105%
Tangible common equity to tangible assets	9.28%	9.31%	9.22%	9.32%	8.64%	0%	7%
nm = not meaningful

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation
Loan & Lease Portfolio
(Unaudited)

(Dollars in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Loans & leases:
Commercial real estate:
Non-owner occupied term, net	$3,296,263	$3,290,610	$3,423,453	$3,517,328	$2,511,770	0%	31%
Owner occupied term, net	2,594,312	2,633,864	2,682,870	2,714,319	1,331,969	(2)%	95%
Multifamily, net	2,764,403	2,638,618	2,565,711	2,506,864	428,489	5%	545%
Commercial construction, net	238,303	258,722	247,816	264,150	232,708	(8)%	2%
Residential development, net	81,160	81,846	76,849	94,857	96,723	(1)%	(16)%
Commercial:
Term, net	1,128,986	1,102,987	1,119,658	1,114,315	745,813	2%	51%
Lines of credit & other, net	1,266,409	1,322,722	1,344,741	1,330,771	1,015,251	(4)%	25%
Leases & equipment finance, net	570,492	523,114	492,221	463,784	388,418	9%	47%
Residential real estate:
Mortgage, net	2,330,325	2,233,735	2,102,333	1,976,934	672,845	4%	246%
Home equity lines & loans, net	863,269	852,478	836,054	817,391	287,491	1%	200%
Consumer & other, net	415,035	389,036	367,495	335,742	52,214	7%	695%
Total, net of deferred fees and costs	$15,548,957	$15,327,732	$15,259,201	$15,136,455	$7,763,691	1%	100%

Loan & leases mix:
Commercial real estate:
Non-owner occupied term, net	20%	20%	22%	23%	31%
Owner occupied term, net	17%	17%	18%	18%	17%
Multifamily, net	17%	17%	17%	17%	6%
Commercial construction, net	2%	2%	2%	2%	3%
Residential development, net	1%	1%	1%	1%	1%
Commercial:
Term, net	7%	7%	7%	7%	10%
Lines of credit & other, net	8%	9%	9%	9%	13%
Leases & equipment finance, net	4%	3%	3%	3%	5%
Residential real estate:
Mortgage, net	15%	15%	14%	13%	9%
Home equity lines & loans, net	6%	6%	5%	5%	4%
Consumer & other, net	3%	3%	2%	2%	1%
Total	100%	100%	100%	100%	100%

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)

(Dollars in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Deposits:
Demand, non-interest bearing	$4,930,642	$4,744,804	$4,741,897	$4,363,710	$2,465,606	4%	100%
Demand, interest bearing	2,085,368	2,054,994	1,942,792	1,869,626	1,182,634	1%	76%
Money market	6,287,165	6,113,138	5,998,339	5,973,197	3,526,368	3%	78%
Savings	1,022,829	971,185	952,122	912,073	578,238	5%	77%
Time	2,896,562	3,007,978	3,092,460	3,204,394	1,520,737	(4)%	90%
Total	$17,222,566	$16,892,099	$16,727,610	$16,323,000	$9,273,583	2%	86%

Total core deposits (1)	$15,304,001	$15,126,378	$14,653,183	$14,171,946	$8,205,636	1%	87%

Deposit mix:
Demand, non-interest bearing	29%	28%	28%	26%	27%
Demand, interest bearing	12%	12%	12%	11%	13%
Money market	36%	36%	36%	37%	38%
Savings	6%	6%	6%	6%	6%
Time	17%	18%	18%	20%	16%
Total	100%	100%	100%	100%	100%

Number of open accounts:
Demand, non-interest bearing	368,701	367,854	366,279	363,378	190,298
Demand, interest bearing	85,082	86,135	87,223	88,162	46,291
Money market	61,991	63,095	63,979	65,216	34,913
Savings	150,989	150,548	150,527	149,877	84,686
Time	52,179	53,530	54,565	56,285	22,755
Total	718,942	721,162	722,573	722,918	378,943

Average balance per account:
Demand, non-interest bearing	$13.4	$12.9	$12.9	$12.3	$13.0
Demand, interest bearing	24.5	23.9	22.3	21.2	25.5
Money market	101.4	96.9	93.8	91.6	101.0
Savings	6.8	6.5	6.3	6.1	6.8
Time	55.5	56.2	56.7	56.9	66.8
Total	$24.0	$23.4	$23.2	$22.7	$24.5

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Seq. Quarter	Year over Year
Non-performing assets:
Loans and leases on non-accrual status	$40,246	$52,041	$42,397	$48,358	$37,884	(23)%	6%
Loans and leases past due 90+ days & accruing	10,416	7,512	7,416	4,919	2,269	39%	359%
Total non-performing loans and leases	50,662	59,553	49,813	53,277	40,153	(15)%	26%
Other real estate owned	32,064	37,942	34,456	27,982	23,780	(15)%	35%
Total	$82,726	$97,495	$84,269	$81,259	$63,933	(15)%	29%

Performing restructured loans and leases	$60,896	$54,836	$63,507	$67,464	$67,897	11%	(10)%
Loans and leases past due 31-89 days	$20,488	$24,659	$34,025	$28,913	$29,416	(17)%	(30)%
Loans and leases past due 31-89 days to total loans and leases	0.13%	0.16%	0.22%	0.19%	0.38%
Non-performing loans and leases to total loans and leases	0.33%	0.39%	0.33%	0.35%	0.52%
Non-performing assets to total assets	0.36%	0.43%	0.37%	0.37%	0.54%

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation
Credit Quality – Allowance for Loan and Lease Losses
(Unaudited)
	Quarter Ended					% Change
(Dollars in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Seq. Quarter	Year over Year
Allowance for loan and lease losses:
Balance beginning of period	$116,167	$115,635	$106,495	$97,029	$95,085
Provision for loan and lease losses	13,695	5,241	14,333	14,696	5,971	161%	129%
Charge-offs	(13,603)	(9,088)	(7,524)	(7,332)	(6,234)	50%	118%
Recoveries	3,845	4,379	2,331	2,102	2,207	(12)%	74%
Net charge-offs	(9,758)	(4,709)	(5,193)	(5,230)	(4,027)	107%	142%
Total allowance for loan and lease losses	120,104	116,167	115,635	106,495	97,029	3%	24%
Reserve for unfunded commitments	3,194	3,539	4,388	4,845	1,417
Total allowance for credit losses	$123,298	$119,706	$120,023	$111,340	$98,446

Net charge-offs to average loans and leases (annualized)	0.26%	0.12%	0.14%	0.15%	0.21%
Recoveries to gross charge-offs	28.27%	48.18%	30.98%	28.67%	35.40%
Allowance for loan and lease losses to loans and leases	0.77%	0.76%	0.76%	0.70%	1.25%
Allowance for credit losses to loans and leases	0.79%	0.78%	0.79%	0.74%	1.27%

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Quarter Ended					% Change
	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Seq. Quarter	Year over Year
Average Rates:
Yield on loans and leases	5.64%	5.82%	5.78%	6.06%	5.41%	(0.18)	0.23
Yield on loans held for sale	3.95%	4.01%	3.86%	4.30%	4.04%	(0.06)	(0.09)
Yield on taxable investments	2.10%	2.16%	2.12%	2.29%	2.39%	(0.06)	(0.29)
Yield on tax-exempt investments (1)	5.10%	5.09%	5.12%	5.19%	5.54%	0.01	(0.44)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.25%	0.25%	0.25%	—	—
Total yield on earning assets (1)	4.84%	4.98%	5.04%	5.30%	4.60%	(0.14)	0.24

Cost of interest bearing deposits	0.24%	0.23%	0.22%	0.22%	0.23%	0.01	0.01
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.06%	0.06%	0.07%	0.25%	0.07%	—	(0.01)
Cost of term debt	1.42%	1.41%	1.35%	1.45%	3.67%	0.01	(2.25)
Cost of junior subordinated debentures	3.86%	3.86%	3.87%	3.87%	4.03%	—	(0.17)
Total cost of interest bearing liabilities	0.41%	0.41%	0.40%	0.41%	0.44%	—	(0.03)

Net interest spread (1)	4.43%	4.57%	4.64%	4.90%	4.16%	(0.14)	0.27
Net interest margin – Consolidated (1)	4.55%	4.69%	4.75%	5.01%	4.28%	(0.14)	0.27
Net interest margin – Bank (1)	4.62%	4.75%	4.82%	5.07%	4.35%	(0.13)	0.27

As reported (GAAP):
Return on average assets	0.84%	0.92%	1.05%	0.35%	0.65%	(0.08)	0.19
Return on average tangible assets	0.92%	1.00%	1.14%	0.38%	0.69%	(0.08)	0.23
Return on average common equity	5.02%	5.59%	6.28%	2.09%	4.32%	(0.57)	0.70
Return on average tangible common equity	9.76%	11.08%	12.46%	4.13%	7.81%	(1.32)	1.95
Efficiency ratio – Consolidated	68.48%	68.23%	63.10%	82.64%	73.03%	0.25	(4.55)
Efficiency ratio – Bank	66.84%	66.23%	61.63%	81.08%	71.06%	0.61	(4.22)

Operating basis (non-GAAP): (2)
Return on average assets	1.01%	1.04%	1.16%	1.08%	0.83%	(0.03)	0.18
Return on average tangible assets	1.10%	1.13%	1.26%	1.18%	0.89%	(0.03)	0.21
Return on average common equity	6.03%	6.34%	6.94%	6.49%	5.58%	(0.31)	0.45
Return on average tangible common equity	11.71%	12.56%	13.78%	12.83%	10.08%	(0.85)	1.63
Efficiency ratio – Consolidated	63.14%	64.23%	59.79%	60.12%	68.22%	(1.09)	(5.08)
Efficiency ratio – Bank	61.86%	62.61%	58.65%	58.94%	66.48%	(0.75)	(4.62)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation Average Balances
(Unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Seq. Quarter	Year over Year
Temporary investments & interest bearing cash	$1,323,671	$1,368,726	$849,399	$672,587	$705,974	(3)%	87%
Investment securities, taxable	2,222,174	2,169,504	2,307,732	2,242,414	1,562,849	2%	42%
Investment securities, tax-exempt	323,852	326,858	330,902	315,488	231,520	(1)%	40%
Loans held for sale	262,777	255,830	274,834	211,694	77,234	3%	240%
Loans and leases	15,334,555	15,300,425	15,200,893	13,673,887	7,732,539	0%	98%
Total interest earning assets	19,467,029	19,421,343	18,963,760	17,116,070	10,310,116	0%	89%
Goodwill & other intangible assets, net	1,842,390	1,844,084	1,841,668	1,656,687	776,006	0%	137%
Total assets	22,687,515	22,625,461	22,220,999	20,036,742	11,638,357	0%	95%

Non-interest bearing demand deposits	4,808,062	4,836,517	4,558,672	3,963,233	2,414,001	(1)%	99%
Interest bearing deposits	12,187,132	12,153,481	11,948,731	10,948,991	6,696,029	0%	82%
Total deposits	16,995,194	16,989,998	16,507,403	14,912,224	9,110,030	0%	87%
Interest bearing liabilities	13,838,515	13,833,126	13,681,205	12,521,219	7,376,780	0%	88%

Shareholders’ equity - common	3,797,108	3,721,003	3,712,813	3,350,836	1,738,680	2%	118%
Tangible common equity (1)	1,954,718	1,876,919	1,871,145	1,694,149	962,674	4%	103%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Reports First Quarter 2015 Results
April 15, 2015

Umpqua Holdings Corporation Residential Mortgage Banking Activity
(unaudited)

	Quarter Ended					% Change
(Dollars in thousands)	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Seq. Quarter	Year over Year
Residential mortgage servicing rights:
Residential mortgage loans serviced for others	$11,874,910	$11,590,310	$11,300,947	$10,838,313	$4,496,662	2%	164%
MSR asset, at fair value	116,365	117,259	118,725	114,192	49,220	(1)%	136%
MSR as % of serviced portfolio	0.98%	1.01%	1.05%	1.05%	1.09%
Residential mortgage banking revenue:
Origination and sale	$31,498	$18,378	$24,097	$22,142	$8,421	71%	274%
Servicing	6,457	6,306	6,178	5,359	2,970	2%	117%
Change in fair value of MSR asset	(9,728)	(8,195)	(4,279)	(3,160)	(952)	19%	922%
Total	$28,227	$16,489	$25,996	$24,341	$10,439	71%	170%

Closed loan volume:
Closed loan volume - portfolio	$311,149	$319,779	$292,154	$271,228	$88,819	(3)%	250%
Closed loan volume - for sale	862,155	622,133	695,877	623,727	204,356	39%	322%
Closed loan volume - total	$1,173,304	$941,912	$988,031	$894,955	$293,175	5%	237%

Gain on sale margin:
Based on for sale volume	3.65%	2.95%	3.46%	3.55%	4.12%	0.70	(0.47)

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